Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
FIRST QUARTER OPERATING RESULTS

New records reached for quarterly revenue, data item volume in March and magnitude of business pipeline as DATATRAK expands penetration of the clinical trials market

CLEVELAND, Ohio, May 8, 2006...DATATRAK International, Inc. (Nasdaq: “DATA”), a technology company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the first quarter of 2006.

For the three months ended March 31, 2006, revenue increased approximately 24% to $4,501,000, and the Company reported a net loss of ($81,000), or ($0.01) per share on a basic and fully diluted basis. These results compared with revenue of $3,635,000 and a net income of $532,000, or $0.05 per share both basic and on a fully diluted basis, in the first quarter of 2005.

On July 20, 2005 DATATRAK’s Board of Directors approved a three-for-two share split that was distributed in the form of a 50% share dividend. The Company’s shareholders of record at the close of business on August 15, 2005 received one additional Common Share for every two Common Shares held on that date. The new Common Shares were distributed on August 31, 2005 and began trading ex-dividend on September 1, 2005. The Company has restated all prior reported common share and per share amounts as if the share split had occurred at the beginning of the earliest period being reported.

As previously announced, on February 13, 2006, DATATRAK acquired all of the outstanding stock of ClickFind, Inc., (“ClickFind”) of Bryan, Texas, a privately-held company focused on the provision of integrated technology solutions for clinical trials. The operating results of ClickFind have been included in the Company’s results of operations for all periods subsequent to February 13, 2006. The contracts that were acquired on February 13, 2006 increased the Company’s first quarter 2006 revenue by $226,000 compared to 2005.

DATATRAK’s backlog at March 31, 2006 was $18.9 million and backlog currently stands at approximately $18 million. This compares to a backlog of $20.3 million at December 31, 2005. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.

“We are pleased to be able to continue to demonstrate new records in revenue and data item volume while simultaneously integrating our acquisition during this past quarter,” stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International. “This period represents our thirteenth straight quarter of revenue growth. Our penetration in the market, our win rate, and the significance of the opportunities in our pipeline has never been greater. The selection of DATATRAK for at least twenty-four new projects – for Version 4.0 and the new eClinical platform – during the first few months of this year demonstrates record historical momentum. Because of our eClinical platform we have enhanced not only our position as a unique provider of a broad range of capabilities, but we have expanded our overall market size through the establishment of new revenue lines that are just starting to become apparent. In fact, because of the Enterprise nature of our unified platform, our market focus is now broadening to include larger pharmaceutical and biotechnology companies in addition to our established presence in the mid-tier markets, since a single platform of critically-important functionalities is attractive to all companies regardless of size.”

Green continued, “Our operating results include $200,000 of amortization expense on the intangible assets that were acquired in the ClickFind acquisition, and $122,000 of stock compensation expense related to the adoption of FAS 123®, which requires the recording compensation expense for employee stock options. This $322,000 of non-cash operating expenses had a negative effect on our EPS. Cash generated from operations during this quarter continues to be strongly positive and was $120,000. The new revenue lines we have added because of the DATATRAK eClinical™ platform will progressively grow in significance over the ensuing quarters and will serve as a magnet for additional core business because of their presence in a single technology platform. The positioning of our Company in this expanding market has never been more compelling.”

The Company will also host a conference call today at 4:30 p.m. EDT. To participate in the call, participants are asked to dial 719-457-2618 a few minutes before 4:30 p.m. EDT. A replay of the conference call will be available at approximately 6:30 p.m. EDT on May 8, 2006, and will run until 1:00 a.m. EDT on May 17, 2006. The replay can be accessed by dialing 719-457-0820. The access code for both the conference call and the replay is 3771487.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Technology Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 56 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 15 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its recent acquisition’s operations into its own operations and the costs associated with maintaining and developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans

President and Chief Executive Officer	Chief Financial Officer	Investor Relations

DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc

440/443-0082 x112	440/443-0082 x110	303-449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2006	December 31, 2005
Cash and investments	$5,325,906	$9,362,922
Accounts receivable, net	3,025,233	2,853,823
Deferred tax asset	1,179,000	1,200,000
Goodwill	12,940,977	—
Other	8,483,041	2,690,004

Total assets	$30,954,157	$16,106,749

Accounts payable and other current liabilities	$3,691,205	$2,409,761
Long term liabilities	5,553,600	—
Shareholders’ equity	21,709,352	13,696,988

Total liabilities and shareholders’ equity	$30,954,157	$16,106,749

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
	For the Three Months Ended March 31,
	2006	2005
Revenue	$4,500,868	$3,635,352
Direct costs	1,171,876	914,768

Gross profit	3,328,992	2,720,584
Selling, general and administrative expenses	2,981,212	2,045,303
Depreciation and amortization	438,682	175,640

(Loss) income from operations	(90,902)	499,641
Interest income	81,101	44,742
Interest (expense)	(50,269)	—

(Loss) income before income taxes	(60,070)	544,383
Income tax expense	21,000	12,273

Net (loss) income	($81,070)	$532,110

Net (loss) income per share:

Basic:
Net (loss) income per share	($0.01)	$0.05

Weighted average shares outstanding	10,845,627	10,034,632

Diluted:
Net (loss) income per share	($0.01)	$0.05

Weighted average shares outstanding	10,845,627	11,282,052